FOR IMMEDIATE RELEASE
January 21,2005

Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp.
Reports Earnings for Quarter and Nine Months Ended
 December 31, 2004 And Declares Quarterly Dividend.

BROOKLYN, NY Atlantic Liberty Financial Corp,(Nasdaq:ALFC), the holding company of Atlantic Liberty Savings, F.A.
(the Bank) announced earnings of $486,000 or $0.31 per share ($0.30 fully diluted) for the quarter ended
December 31, 2004 as compared to $346,000 or $0.22 per share, basic and fully diluted, for the quarter ended December 31, 2003, an increase of 40%.
Earnings for the nine months ended
December 31, 2004 increased 54% to $1.7
million or $1.04 per share, basic and fully diluted, from $1.1 million or $0.67 per share, basic and fully diluted, for the same period in 2003.
 Earnings for the nine months ended December 31, 2004 include $340,000 or $0.22 per share of non-recurring income received in connection with the settlement of litigation.

At its January meeting, the Board of Directors declared a quarterly cash dividend of $0.07 per share to be paid on February 7, 2005 to shareholders of record on January 26, 2005.

The increase in earnings for the quarter ended December
31, 2004 was primarily due to increases of $186,000 in
net interest income and $112,000 in non interest income,
partially offset by increases of $110,000 in non-interest
expense, and $48,000 in income tax expense.
The increase in net interest income for the quarter
ended December 31, 2004 compared to the comparable
quarter in 2003 was attributable to a $25.6 million
increase in average interest earning assets, partially
offset by an 18 basis point decrease in our net interest
spread to 3.73% from 3.91%.  Our net interest margin for
the quarter ended December 31, 2004 compared to the
comparable quarter in 2003 decreased 19 basis points
to 4.00% from 4.19%.  Non-interest income increased
$112,000 due principally to increases of $70,000 in
loan prepayment penalty and other mortgage fees,
$10,000 in savings and checking account fees,
and the receipt of $33,000 in life insurance proceeds
from a policy covering a retired director.
The increase in non interest expense for the quarter
ended December 31, 2004 of $110,000 included increases
of $86,000 in salaries and employee benefits, $10,000
in directors compensation,$8,000 in net occupancy expense,
$25,000 in miscellaneous expense, and $2,000 in advertising
expense, partially offset by decreases of $20,000 in legal
fees and $2,000 in equipment expense.
There was no provision for loan losses for the quarters
ended December 31, 2004 and December 31, 2003.
The allowance for loan losses was $737,000 or
0.62% of loans outstanding at December 31, 2004
as compared with $582,000 or 0.53% of loans outstanding
at December 31, 2003.   The allowance for loan losses
as a percentage of non performing loans was 810.5% at December 31, 2004 and 481.7% at December 31, 2003.
Non performing loans represented 0.08% of total loans at December 31, 2004 and 0.11% of total loans at December 31, 2003.

The increase in earnings for the nine months ended
December 31, 2004 was primarily due to increases of $621,000 in net interest income and $1,015,000 in non-interest income, partially offset by increases of $600,000 in non-interest expense, $125,000 in the provision for loan losses and $329,000 in income tax expense. The increase in net interest income of $621,000 for the nine months ended
December 31, 2004 as compared to the prior period resulted from an increase of $34.2 million in average interest earnings assets, partially offset by a decrease in our net interest spread of 36 basis points to 3.74% from 4.10%.
Our net interest margin for the nine months ended December 31, 2004 decreased 38 basis points to 4.00% from 4.38% in the prior period.
Non-interest income for the nine months ended
December 31, 2004, increased $1,015,000
as compared to the nine months ended
December 31, 2003, primarily due to a
non-recurring litigation settlement of
$825,000 and the receipt of life insurance proceeds of $33,000 as well as increases of $133,000 in loan prepayment penalty and other mortgage fees, $6,000 in net appraisal fees and $15,000 in savings and checking account fees.
The increase in non interest
expense of $600,000 was primarily
due to increases of $314,000 in
salaries and benefits, $56,000 in
directors compensation, $32,000 in
equipment expense, $169,000 in legal
fees, $3,000 in occupancy expense,
$3,000 in advertising expense and
$23,000 in miscellaneous expenses.
There was a provision for loan losses
of $125,000 for the nine months ended
December 31, 2004.  No provision was
recorded during the nine months ended
September 30, 2003.

The Companys assets increased $25.4
million or 15.9% to $185.4 million at
December 31, 2004 from $160.0 million
at March 31, 2004.  During the nine
months ended December 31, 2004, net
loans receivable increased $6.3
million or 5.6% to $119.4 million
from $113.1 million.  The increase
resulted principally from new
commercial mortgages of $9.4 million
$4.4 million of which were purchased
from other financial institutions
as well as new originations of
$10.8 million  in one to four
family mortgage loans.  During
the nine months ended December 31,
2004 mortgage backed securities
held to maturity increased $13.0
million or 42.3% to $43.7 million
from $30.7 million at March 31, 2004.
The increase in mortgage backed
securities held to maturity reflects
managements decision to implement
a leveraged growth strategy at a
positive interest rate spread.
The increase in assets was primarily
funded by a net increase in advances
from the Federal Home Loan Bank of
New York (FHLB) of $20.2 million to
$43.4 million at December 31,
2004 from $23.2 million at
March 31, 2004.

Deposits of $111.0 million at December
31,2004 increased $3.1 million or 2.9%
from $107.9 million at March 31, 2004.
Stockholders equity increased $1.5
million or 5.7% to $27.7 million at
December 31, 2004, primarily the result
of including net income for the nine
months ended December 31, 2004 of $1.7
million, partially offset by dividends
paid of $300,000.

This press release contains certain
forward-looking statements within
the meaning of Section 27A of the
Securities Act of 1933, as amended,
and Section 21E of the Securities
Exchange Act of 1934, as amended.
The company intends such forward looking statements to be covered by the safe harbor provision for forwardlooking statements contained in the Private
Securities Reform Act of 1995 as
amended and is including these
statements for purposes of these
safe harbor provisions.
Forward-looking statements,
which are based on certain assumptions
and describe future plans, strategies,
and expectations of the Company
are generally identifiable by use of
the words believe expect intend
anticipate estimate project
or similar expressions.
The Companys ability to predict
results or the actual effect of
future plans or strategies is
inherently uncertain.
Factors that could have a material
adverse  affect on the operation
and future prospects of the
Company and its wholly owned
subsidiaries include but are not
limited to changes in interest
rates general economic
conditions legislative regulatory
provision monetary and fiscal
policies of the U.S. Government,
including policies of the U.S.
Treasury and the Federal Reserve
Board the quality or composition
of the loan or investment portfolios
demand for loan products
deposit flows; competition
demand for financial services
in the Companys market area
and accounting principles,
policies and guidelines.
These risks and uncertainties
should be considered in evaluating
forward looking statements,
and undue reliance should not be
placed on such statements.
Further information concerning
the Company and its business,
including additional factors
that could materially affect
the Companys financial results,
is included in the companys
filings with the Securities
and Exchange Commission.